Exhibit E-2

[Bae, Kim & Lee LLC Letterhead]

January 19, 2017

The Republic of Korea

Ministry of Strategy and Finance

Sejong Government Complex

477 Galmae-ro

Sejong-si 30109

The Republic of Korea

Re:	The Republic of Korea: Issuance of US$1,000,000,000 2.75% Notes due 2027

Dear Sirs:

We have acted as Korean counsel for The Republic of Korea (the “Republic”), in connection with the Republic’s offering pursuant to a registration statement (file number: 333-214726) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”) when it became effective (the “Registration Statement”) of US$1,000,000,000 aggregate principal amount of 2.75% notes due 2027 (the “Notes”) to be issued under the fiscal agency agreement dated as of April 17, 1998, as amended by Amendment No. 1 to the Fiscal Agency Agreement dated June 3, 2003 (the “Fiscal Agency Agreement”) between the Republic and The Bank of New York, as fiscal agent.

We have examined all such laws and regulations of the Republic as are relevant to the Fiscal Agency Agreement and the Notes and the originals or copies, certified or otherwise identified to our satisfaction, of all such official records of the Republic, and orders of officials and agencies of the Korean government, of all such certificates of officials and other representatives of the Republic, and of all such other agreements, documents and matters as we have deemed necessary or advisable for the purposes of this opinion.

In such examination, we have assumed the genuineness of all signatures, seals and stamps, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies thereof, and we have found nothing to indicate that such assumptions are not fully justified.

January 19, 2017

In giving this opinion, we have also assumed in relation to the documents which we examined that other than in relation to the Republic, all such documents are within the capacity and powers of and have been validly authorized, executed and delivered by the parties thereto, and are legal, valid, binding and enforceable in accordance with their respective terms under the laws of the State of New York by which they are expressed to be governed, and that all necessary governmental consents, authorizations and approvals required in any country (other than the Republic) for the execution, delivery and performance by any parties (other than the Republic) to the Fiscal Agency Agreement and the Notes have been or will be obtained and that all necessary notices, filings, registrations and recordings in any applicable jurisdiction (other than the Republic) in respect of the Fiscal Agency Agreement and the Notes have been or will be given or effected in accordance with the laws and regulations of every such applicable jurisdiction. As to any other matters of fact material to the opinions expressed herein, we have relied upon certificates or statements of officials and other representatives of the Republic.

Based upon the foregoing and subject to further qualifications set forth below, we are of the opinion that:

1.	The Fiscal Agency Agreement has been duly authorized and executed by the Republic;

2.	The statements in the Prospectus concerning matters of Korean law (except for the financial and statistical data contained therein as to which we express no opinion) are accurate and up-to-date as of the date hereof in all material respects; and

3.	The Notes have been duly authorized, executed, issued and delivered by the Republic and constitute valid and binding obligations of the Republic and enforceable in accordance with their terms.

We are admitted to practice law in the Republic, and this opinion is given with respect to the laws of the Republic as currently in effect and we do not pass upon and we express no opinion in respect of those matters governed by or construed in accordance with the laws of the United States of America or the State of New York or the laws of any jurisdiction other than the Republic. To the extent that the laws of the United States of America and the State of New York are relevant to our opinions set forth above, we have, without making any independent investigation with respect thereto, relied upon, subject to the qualifications, assumptions and exceptions set forth in, the opinions of Cleary Gottlieb Steen & Hamilton LLP, United States counsel to the Republic, filed with the Commission on January 19, 2017. We have also assumed that there is nothing in the law of any jurisdiction other than the Republic which affects this opinion.

January 19, 2017

The opinions set forth above are subject to the following: (a) with respect to the Fiscal Agency Agreement, we have assumed that such collective action clauses as set forth in Section 13 of the Fiscal Agency Agreement are legal, valid and enforceable under the laws of the State of New York which is stated to govern the Fiscal Agency Agreement and we note that there is no express provision provided under the National Bond Act of the Republic in respect of the collective action clauses as set forth in Section 13 of the Fiscal Agency Agreement nor is there any Korean court precedent dealing with this issue; (b) the obligations of the Republic under the Fiscal Agency Agreement and the Notes may be limited or affected by the laws governing fraudulent conveyance, moratorium, statutory limitation or other similar matters which generally affect the rights of creditors; (c) the obligations of the Republic under the Fiscal Agency Agreement and the Notes may be also affected or limited by the general principle of good morals and other social order and the general principle of good faith and fairness provided for in the Civil Code of the Republic; (d) nothing herein should be taken as indicating that the remedies of specific performance or injunction would necessarily be available with respect to any particular provision of the Fiscal Agency Agreement and the Notes and any related agreements in any particular instance; (e) the enforceability of provisions releasing or exculpating a party from, or requiring indemnification of a party for, liability for its own action or inaction may be limited or affected where the action or inaction involves unlawful conduct, willful misconduct or gross negligence; (f) Korean courts may exercise judicial discretion in determining such matters as conclusiveness of certificates, amount of damages and entitlement to attorneys’ fees and other costs; (g) failure to exercise a right of action for more than a certain period of time may operate as a bar to the exercise of such right, and failure to exercise such a right for a certain period of time may, under certain circumstances, be deemed by the Korean courts to constitute a waiver thereof and (h) if the Korean government deems that certain emergency circumstance, including but not limited to severe and sudden changes in domestic or overseas economic circumstances, extreme difficulty in stabilizing the balance of payments or in implementing currency, exchange rate and other macroeconomic policies, has occurred or is likely to occur, it may impose certain necessary restrictions provided for under the Foreign Exchange Transaction Act and the rules and regulations promulgated thereunder, such as the suspension of payments or requiring prior approval from governmental authorities for any transaction.

This opinion is addressed to and is solely for the benefit of the Republic and, except with our express consent, is not to be transmitted to, nor is to be relied upon by, any other person (save the United States counsel to the Republic in connection with the issue and sale of the Notes) or for any purpose other than in connection with the issue and sale of the Notes. This opinion is limited to the matters addressed herein and is not to be read as an opinion with respect to any other matter. Furthermore, we assume no obligations to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the views expressed herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

January 19, 2017

Very truly yours,

/s/ BAE, KIM & LEE LLC

BAE, KIM & LEE LLC